
                                                                                                               EXHIBIT 12
                                               PACIFIC TELESIS GROUP
                                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                Dollars in Millions



                                                NINE MONTHS ENDED
                                                   SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                              ---------------------  -----------------------------------------------------
                                                1997        1996        1996        1995      1994       1993        1992
                                              ---------   ---------  ------------------------------------------------------
Income (Loss) From Continuing Operations Before
   Income Taxes, Extraordinary Loss and
   Cumulative Effect of Accounting Changes    $  (734)    $ 1,459    $  1,798    $  1,611   $ 1,793    $   201    $  1,782
     Add:  Interest Expense                       335         265         455         442       455        509         506
          Dividends on Preferred Securities        60          40          60           -         -          -          -
          1/3 Rental Expense                       57          40          51          31        43         40          44
                                              ---------   --------   ---------   ---------  --------   --------  ----------

     Adjusted Earnings                        $  (282)    $ 1,804    $  2,364    $  2,084   $ 2,291    $   750    $  2,332
                                              =========   ========   =========   =========  ========   ========  ==========

Total Interest Charges                        $   406     $   341    $    455    $    442   $   455    $   509    $    510
Dividends on Preferred Securities                  60          40          60           -         -          -          -
1/3 Rental Expense                                 57          40          51          31        43         40          44
                                              ---------   --------   ---------   ---------  --------   --------  ----------

     Adjusted Fixed Charges                   $   523     $   421    $    566    $    473   $   498    $   549    $    554
                                              =========   ========   =========   =========  ========   ========  =========

Ratio of Earnings to Fixed Charges              (0.54)        4.29       4.18        4.41      4.60       1.37       4.21

